Exhibit 99.1

PRESS RELEASE

TRIAD GUARANTY ELECTS HALL TO BOARD OF DIRECTORS

WINSTON-SALEM, N.C. – December 22, 2008 – Triad Guaranty Inc. (NASDAQ (GS): TGIC) announced today that its Board of Directors elected Deane W. Hall to serve as a director of the Company, effective January 1, 2009. Mr. Hall is an independent director and has been appointed to serve on the Audit Committee. His election increases the number of Board members to five.

“We are very pleased to have Deane join our Board,” said William T. Ratliff, III, Triad’s Chairman of the Board. “Deane has tremendous breadth and depth of experience in the mortgage and mortgage servicing business. We believe that his background makes him exceptionally qualified to serve on Triad’s Board”.

Mr. Hall spent 17 years affiliated with JP Morgan Chase, and was Executive Vice President of Chase Home Finance when he retired in April 2006. From 1987 to 1989 he was Vice President – Production SE at North American Mortgage Company. His prior experience also includes five years with Fannie Mae, where he was Regional Senior Vice President for the Southwest Region when he left in 1987.

About Triad Guaranty Insurance Corporation

Triad Guaranty Inc.'s wholly owned subsidiary, Triad Guaranty Insurance Corporation, is a nationwide mortgage insurer pursuing a voluntary run-off of its existing in-force book of business. For more information, please visit the company's web site at www.triadguaranty.com

Certain of the statements contained in this release are "forward-looking statements" and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements include estimates and assumptions related to economic, competitive, regulatory, operational and legislative developments. These forward-looking statements are subject to change, uncertainty and circumstances that are, in many instances, beyond our control and they have been made based upon our current expectations and beliefs concerning future developments and their potential effect on us. Actual developments and their results could differ materially from those expected by us, depending on the outcome of a number of factors, including our ability to complete the run-off of our existing in-force book of business, the possibility of general economic and business conditions that are different than anticipated, legislative, regulatory and other similar developments, the appointment of FHFA as the conservator of Fannie Mae and Freddie Mac, our ability to satisfy the continued listing requirements of the NASDAQ stock market, changes in interest rates, the housing market, the mortgage industry and the stock market, as well as the factors described under "Risk Factors" and under "Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995" in our Annual Report on Form 10-K for the year ended December 31, 2007 and in other reports and statements that we file with the Securities and Exchange Commission. Forward-looking statements are based upon our current expectations and beliefs concerning future events and we undertake no obligation to update or revise any forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements are made.

SOURCE:	Triad Guaranty Inc.

CONTACT:	Bob Ogburn, Vice President and Treasurer, Triad Guaranty Inc.,

336-723-1282, ext. 1167 or bogburn@tgic.com

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